Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALTHEADX, INC.

Francois H. Ferré certifies that:

ONE: He is the duly elected and acting President and Chief Executive Officer of AltheaDx, Inc., a Delaware corporation.

TWO: The date of filing of said corporation’s original certificate of incorporation with the Delaware Secretary of State was January 30, 2008, under the name of Althea Diagnostics, Inc.

THREE: The Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1.

The name of the corporation is AltheaDx, Inc.

ARTICLE 2.

The address of the registered office of the corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, located in the County of Kent. National Registered Agents, Inc. is the corporation’s registered agent at that address.

ARTICLE 3.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE 4.

A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The total number of shares of capital stock that the corporation is authorized to issue is 31,578,835 shares. The total number of shares of Preferred Stock this corporation shall have authority to issue is 10,578,835. The total number of shares of Common Stock this corporation shall have authority to issue is 21,000,000. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

B. Preferred Stock. 3,378,835 of the shares of Preferred Stock shall be designated “Series A Preferred Stock.” 7,200,000 of the shares of Preferred Stock shall be designated “Series B Preferred Stock” and collectively with the Series A Preferred Stock, the “Series Preferred.” The powers, preferences, rights, restrictions and other matters relating to the Series Preferred are as follows:

1. Dividends.

a. The holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of $0.08 per share (as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares) per annum, prior to and in preference to the holders of Series A Preferred Stock and Common Stock and payable only out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

b. Subject to the preferential dividend rights of the holders of the Series B Preferred Stock as provided in Section 1(a) above, the holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of $0.14206 per share (as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares) per annum, prior to and in preference to the holders of Common Stock and payable only out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

No dividends (other than those payable solely in the Common Stock of the corporation) shall be paid on any Common Stock of the corporation during any fiscal year of the corporation until dividends at the rate of $0.08 per share on the Series B Preferred Stock and $0.14206 per share on the Series A Preferred Stock (each as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares) shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid.

c. If, after dividends in the full preferential amount specified in this Section 1 for the Series Preferred have been paid or declared and set apart in full in any fiscal year of the corporation, the Board of Directors shall declare additional dividends out of funds legally available therefor in that fiscal year, then such additional dividends shall be declared pro rata on the Common Stock and the Series Preferred on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series Preferred is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series Preferred held by such holder pursuant to Section 5 hereof.

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series A Preferred Stock or Common Stock by reason of their ownership thereof, the amount of (i) $1.00 per share (as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares), plus (ii) all declared but unpaid dividends on such share for each share of Series B Preferred Stock then held by them (the “Series B Liquidation Amount”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

b. After the payment to the holders of the Series B Preferred Stock of the full Series B Liquidation Amount, in the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of (i) $1.77576 per share (as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares), plus (ii) all declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them (the “Series A Liquidation Amount”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

c. Upon the completion of the distribution required by subparagraphs (a) and (b) of this Section 2, any remaining assets of the corporation legally available for distribution shall be distributed among the holders of shares of Series Preferred and Common Stock, pro rata based on the number of shares of Common Stock (issued or issuable upon conversion of the Series Preferred) held by each until all amounts received by the holders of Series A Preferred Stock with respect to such stock pursuant to Section 2(b) and this Section 2(c) equals $3.55152 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus all declared but unpaid dividends on each such share for each share of Series A Preferred Stock then held by them.

d. In lieu of receiving the preferential amounts specified in Section 2(b) and Section 2(c), and limited by Section 2(c), the holders of the Series A Preferred Stock may elect to convert such Series A Preferred Stock into Common Stock pursuant to Section 5(a).

e. Upon the completion of the distributions required by subparagraphs (a), (b) and (c) of this Section 2, if assets remain in this corporation, the remaining assets of this corporation shall be distributed among the holders of shares of Series B Preferred Stock and Common Stock, pro rata based on the number of shares of Common Stock (issued or issuable upon conversion of the Series B Preferred Stock) held by each.

f. Unless the holders of at least a majority of the Series Preferred, voting together as a separate class on an as-converted basis, elect otherwise by written notice sent to the corporation at least ten (10) days prior to the effective date of any such event, for purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include the following, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation or any sale of equity securities for primarily capital raising purposes); (B) a sale, transfer or license of all or substantially all of corporation’s assets, technology or intellectual property; or (C) a transaction or series of transactions in which the corporation’s stockholders of record as constituted immediately prior to such transaction or series of transactions, immediately after such transaction or series of transactions hold less than 50% of the voting power of the surviving or acquiring entity (each a “Liquidation Transaction”).

g. Whenever the distribution provided for in this Article 4(B)(2) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(1) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange;

(B) If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(g)(1) above to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

h. The corporation shall give each holder of record of Series Preferred written notice of any impending Liquidation Transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or ten (10)

days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than ten (10) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Amended and Restated Certificate of Incorporation, all notice periods or requirements in this Amended and Restated Certificate of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least a majority of the voting power of the outstanding shares of Series Preferred, voting together as a separate class on an as-converted basis, that are entitled to such notice rights.

h. In the event the requirements of this Section 2 are not complied with, the corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Series Preferred shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(g).

3. Redemption.

a. Redemption of Series Preferred. Subject to the terms and conditions of this Section 3(a), to the extent that any outstanding shares of Series Preferred have not been redeemed or repurchased by the corporation or converted into Common Stock prior to May 30, 2018 (the “Redemption Availability Date”), the corporation shall, upon receiving (and only upon receiving) a written request for the redemption of the Series Preferred under this Section 3(a) signed by the holders of at least fifty percent (50%) of the Series Preferred, voting together as a separate class on an as-converted basis (the “Redemption Request”), redeem from any source of funds legally available therefor at the redemption price therefor described in this Section 3(a), on the date (the “First Redemption Date”) that is one hundred eighty (180) days following its receipt of such written Redemption Request, and on the date that is one hundred eighty (180) days following the First Redemption Date (each of such two redemption dates is referred to herein generically as a “Redemption Date”), that number of shares of Series Preferred that is equal to fifty percent (50%), rounded downward to the nearest whole share (except that the second redemption installment shall be for any remaining balance) of the shares of Series Preferred that are outstanding on the date the corporation receives such first written Redemption Request, until all outstanding shares of Series Preferred have been redeemed, purchased or converted into Common Stock as provided in Section 3 hereof. The redemption price for each share of Series A Preferred Stock and Series B Preferred Stock shall be an amount equal to the Series A Liquidation Amount or Series B Liquidation Amount, as applicable (each as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares), increased at the rate of eight percent (8%) per annum compounded annually since the date of issuance of such share of Series A Preferred Stock or Series B Preferred Stock, as applicable. If upon any redemption date scheduled under this subsection for the redemption of Series Preferred, the funds and assets of the corporation legally available to redeem such stock shall be insufficient to redeem all shares of Series Preferred then scheduled to be redeemed, then any such unredeemed shares shall be carried forward and shall be redeemed (together with any other shares of Series Preferred then scheduled to be redeemed) at the earliest date upon which the corporation lawfully has funds available to continue redemption of such unredeemed shares, to the full extent of legally available funds of the corporation at such time, and any such unredeemed shares shall continue to be so carried forward until redeemed. Shares of Series Preferred that are subject to redemption hereunder but that have not been redeemed due to insufficient legally available funds and assets of the corporation shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, preferences, privileges and restrictions of the Series Preferred until such shares have been converted or redeemed.

b. Partial Redemption. No redemption scheduled to be made under Section 3(a) hereof shall be made of only a part of the then outstanding Series Preferred to be so redeemed, unless the corporation shall effect such redemption pro rata based on the full redemption price to which such shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, would otherwise be entitled.

c. Redemption Notice. At least twenty (20) but no more than sixty (60) days prior to the relevant Redemption Date, written notice shall be mailed by the corporation, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series Preferred to be redeemed on such relevant Redemption Date, at the address last shown on the records of the corporation for such holder or given by the holder in writing to the corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the corporation is located, notifying such holder of the redemption to be effected, the relevant Redemption Date, the applicable redemption price, the number and series designation of such holder’s shares of Series Preferred to be redeemed, the place at which payment may be obtained and the date on which such holder’s conversion rights (as set forth in Section 5 hereof) as to such shares terminate (which date shall in no event be earlier than the day immediately prior to the relevant Redemption Date) and calling upon such holder to surrender to the corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (each such notice is referred to herein as the “Redemption Notice”).

d. Surrender of Certificates. On or before each relevant Redemption Date, each holder of Series Preferred to be redeemed on such Redemption Date shall (unless such holder has previously exercised such holder’s right to convert such shares of Series Preferred into Common Stock as provided in Section 5 hereof), surrender the certificate(s) representing such shares of Series Preferred to be redeemed to the corporation, in the manner and at the place designated in the relevant Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares represented by such certificate are redeemed, then the corporation shall promptly issue a new certificate representing the unredeemed shares.

e. Effect of Redemption. If the relevant Redemption Notice has been duly given, and if on the relevant Redemption Date the redemption price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of Series Preferred so called for redemption shall not have been surrendered, all dividends with respect to such shares shall cease to accrue after the relevant Redemption Date, such shares shall not thereafter be transferred on the corporation’s books and all of the rights of the holders of such shares with respect to such shares shall terminate after the relevant Redemption Date, except only the right of the holders to receive the redemption price therefor without interest upon surrender of their certificate(s) therefor.

4. Voting Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class on an as converted into Common Stock basis) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5. Conversion. The holders of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert. Each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (1) with respect to the Series A Preferred Stock, by dividing $1.77576 and (2) with respect to the Series B Preferred Stock, by dividing $1.00 (each as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares) by the conversion price applicable to such share (the “Conversion Price”) determined as hereinafter provided and in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Stock shall be $1.38014 (the “Series A Conversion Price”) and the initial Conversion Price per share of Series B Preferred Stock shall be $1.00 (the “Series B Conversion Price”). Such initial Series A Conversion Price and Series B Conversion Price shall each be adjusted as hereinafter provided.

b. Automatic Conversion. Each share of Series Preferred shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price upon the earlier to occur of: (i) the date specified by written consent or agreement of holders of at least a majority of the shares of Series Preferred then outstanding, voting together as a separate class on an as-converted basis, or (ii) immediately upon the closing of the sale of the corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), in which the aggregate proceeds to the corporation (before deduction for underwriters’ discounts and expenses relating to the issuance, including without limitation fees of the corporation’s counsel)

of which exceed Thirty Million Dollars ($30,000,000) and at a per share offering price of at least $3.00 (as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares).

c. Mechanics of Conversion.

(1) Before any holder of Series Preferred shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(2) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

d. Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If this corporation at any time or from time to time after the date on which a share of Series B Preferred Stock was first issued shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price of each series of Series Preferred shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

e. Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Article 4(B)(5)(d) above or a merger or other reorganization referred to in Article 4(B)(2)(e) above), the applicable Conversion Price of each series of Series Preferred then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that each series of Series Preferred shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of shares of the applicable series of Series Preferred immediately before that change.

f. Adjustments for Issuance of Additional Equity Securities:

(i) Special Definitions. For purposes of this Section 5(f), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the date on which a share of Series B Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(f)(iii) below, deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(I) upon the conversion of shares of Preferred Stock or as a dividend or distribution on Preferred Stock;

(II) pursuant to the acquisition of another corporation or entity by the corporation by way of merger, purchase of all or substantially all of the assets of the corporation, stock for stock exchange or other reorganization or recapitalization or pursuant to a joint venture agreement approved by the Board of Directors of the corporation;

(III) to directors or employees of, or consultants or other service providers to, the corporation under a stock option or other equity incentive plan or agreement approved by and in a manner determined by the Board of Directors, (including restricted stock grants to directors, employees or consultants);

(IV) upon the closing of a public offering of the corporation’s securities in which the corporation’s Preferred Stock is converted into Common Stock;

(V) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock for which adjustment is otherwise made pursuant to Section 5(d);

(VI) stock or options or warrants to purchase capital stock, issued to financial institutions, strategic partners or lessors in connection with commercial credit arrangements, equipment financings, strategic partnerships or similar transactions that are primarily for purposes other than raising capital and are approved by the Board of Directors of the corporation;

(VII) shares of Common Stock issued upon the exercise, exchange or conversion of Options or Convertible Securities outstanding as of the date of the Original Issue Date;

(VIII) shares of Common Stock, Convertible Securities, or shares of Common Stock issued upon the conversion of Convertible Securities sold or issued pursuant to that certain Series B Preferred Stock Purchase Agreement by and among the Company and the parties listed on Exhibit A thereto dated on or about the Original Issue Date (the “Series B Purchase Agreement) at the Initial Closing (as defined in the Series B Purchase Agreement);

(IX) shares of Common Stock, Convertible Securities, or shares of Common Stock issued upon the exercise, exchange or conversion of Convertible Securities sold or issued pursuant to that certain Agreement and Plan of Merger and Reorganization by and among the Company, IDGenetix, Inc. (“IDGenetix”) Project Guardian Acquisition Corp., certain stockholders of IDGenetix and the Stockholders’ Representative (as defined therein) dated on or about the Original Issue Date; and

(X) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or similar agreements or strategic partnerships that are primarily for purposes other than raising capital and are approved by the Board of Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price of any series of Series Preferred shall be made, unless the consideration per share (determined pursuant to Section 5(f)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the applicable Conversion Price of such series of Series Preferred in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(f)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price of any series of Series Preferred in effect on the date of, and immediately prior to, the deemed issuance, or such record date, as the case may be, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in any Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration of any such Options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price of any series of Series Preferred to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities;

(D) No readjustment pursuant to clause (C) above shall have the effect of increasing the applicable Conversion Price of any series of Series Preferred to an amount that exceeds the lower of: (a) the applicable Conversion Price of any series of Series Preferred on the original adjustment date and (b) the applicable Conversion Price of any series of Series Preferred that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E) In the case of any Options that expire by their terms not more than ninety (90) days after the date of issue thereof, no adjustments of the applicable Conversion Price of any series of Series Preferred shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the manner provided in clause (C) above; and

(F) If such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefore, the adjustments previously made in the applicable Conversion Price of any series of Series Preferred that became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 5(f)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to the provisions of Section 5(f)(ii) above, in the event the corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(f)(iii), but excluding shares issued as a dividend or distribution as provided in Section 5(d) or upon a stock split or combination as provided in Section 5(e)), without consideration or for a consideration per share less than the applicable Conversion Price of any series of Series Preferred in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced concurrently with such issue to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying the applicable Conversion Price of such series of Series Preferred by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the applicable Conversion Price and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued, provided that for the purposes of this subsection 5(f)(iv), the “number of shares of Common Stock outstanding” shall be deemed to include all shares of Common Stock issuable upon exercise, conversion or exchange of all outstanding Options, Warrants and Convertible Securities.

Notwithstanding the foregoing, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of, and together with, any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more; provided, however, that notwithstanding the foregoing, all accumulated reductions shall be made and effective immediately prior to the earlier to occur of the consummation of a Liquidation Transaction and the closing of the sale of the corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act.

(v) Determination of Consideration. For purposes of this Section 5(f), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate of cash received by the corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(f)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(x)	the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

g. No Impairment. Subject to the right of this corporation to amend its Certificate of Incorporation or take any other corporate action upon obtaining the necessary approvals required by its Certificate of Incorporation and applicable law, the corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article 4(B)(5) and in the taking of all such action as may be necessary or appropriate to protect the Conversion Rights of the holders of the Series Preferred against impairment.

h. Certificates as to Adjustments. Upon the occurrence of

each adjustment or readjustment of any Conversion Price pursuant to this Article 4(B)(5), the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Preferred a certificate executed by an officer of the corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Price for the applicable series of Series Preferred at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the applicable Series Preferred.

i. Notices of Record Date. If the corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

Then, in connection with each such event, the corporation shall send to the holders of Series Preferred: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

j. Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

k. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

l. Notices. Any notice required by the provisions of this Article 4(B)(5) to be given to the holders of shares of Series Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

6. Protective Provisions.

a. So long as at least 1,440,661 shares of shares of Series Preferred remain outstanding (as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares), the corporation shall not, directly or indirectly (whether by merger, consolidation or otherwise), without the vote or written consent by the holders of at least fifty percent (50%) of the then outstanding shares of the Series Preferred, voting together as a separate class on an as-converted basis:

i. Amend the Amended an Restated Certificate of Incorporation or Bylaws of the corporation;

ii. Increase or decrease the aggregate number of authorized shares of Common Stock or Preferred Stock (except for decreases of the authorized number of shares of Preferred Stock caused by the conversion of Preferred Stock into Common Stock or the redemption of the Preferred Stock);

iii. Alter or change the rights, preferences or privileges of the Series Preferred;

iv. Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on parity with the Series B Preferred Stock;

v. Create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock in any respect;

vi. Increase the number of shares authorized for issuance under the corporation’s equity incentive plans;

vii. Increase or decrease the authorized size of its Board of Directors;

viii. Declare or pay any dividends on the corporation’s Common Stock;

ix. Redeem, purchase, or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or Series Preferred except in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to employee stock purchase plans or at cost pursuant to agreements providing for the right of said repurchase or in connection with the exercise of rights of refusal or in connection with the exercise of redemption rights in Section 3 hereof; or

x. Take any action that results in a liquidation, dissolution or winding up of the corporation or a Liquidation Transaction.

b. So long as at least 1,440,661 shares of shares of Series Preferred remain outstanding (as appropriately adjusted for any stock dividends, combinations, reclassifications, recapitalizations or splits with respect to such shares), the corporation shall not, directly or indirectly (whether by merger, consolidation or otherwise), without either (x) the vote or written consent by the holders of at least fifty percent (50%) of the then outstanding shares of the Series Preferred, voting together as a separate class on an as-converted basis, or (y) approval by the Board of Directors (which approval must include the approval of a majority of the directors elected upon designation by the holders of Preferred Stock):

i. Make material changes in the nature of the corporation’s business, including the industry sectors the corporation targets;

ii. Effect any grant or issuance of any debt securities or convertible debentures or the incurring of any additional indebtedness for borrowed money;

iii. Mortgage or pledge, or create a security interest in or permit any subsidiary to mortgage, pledge or create a security interest in, the intellectual property of the corporation or in all or substantially all of the property of the corporation or such subsidiary;

iv. Own, or permit any subsidiary company to own, any stock or other securities of any subsidiary or other corporation, partnership or entity unless it is wholly owned by the corporation;

v. Make any loans or advances to employees, except in the ordinary course of business as part of travel advances, expense advances or salary;

vi. Make guarantees except in ordinary course;

vii. Approve or effect the entering into or becoming a party to any transaction with any director, officer or employee of the corporation except transactions made in the ordinary course of business and approved by a majority of the disinterested members of the Board of Directors or indemnification agreements, offer letters, employment related inventions agreements and agreements between the corporation and its directors, officers or employees with respect to the sale of the corporation’s securities;

viii. Acquire any other entity, business or material assets of another business entity, in each case outside the ordinary course of business of the corporation; or

ix Create (by reclassification or otherwise) any new class or series of shares.

7. No Reissuance of Series Preferred. No share or shares of Series Preferred acquired by the corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the corporation shall be authorized to issue.

8. Common Stock.

a. Dividend Rights. Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

b. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Article 4(B)(2) hereof.

c. Redemption. The Common Stock shall not be redeemable.

d. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE 5.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article 5 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE 6.

Subject to the provisions of Article 4(B)(6) hereof, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE 7.

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE 8.

The number of directors that shall constitute the whole Board of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws or in an amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE 9.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE 10.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

FOUR: This Amended and Restated Certificate of Incorporation of the corporation, which restates, integrates and amends the provisions of the Certificate of Incorporation of the corporation, has been duly adopted by the Board of Directors and by the holders of the requisite number of shares of the corporation’s capital stock in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Francois H. Ferré, its President and Chief Executive Officer, on May 29, 2013.

ALTHEADX, INC.

By:	/s/ Francois H. Ferré
Name:	Francois H. Ferré
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALTHEADX, INC.

ALTHEADX, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name of the Corporation is AltheaDx, Inc.

SECOND: The date of filing of said corporation’s original certificate of incorporation with the Delaware Secretary of State was January 30, 2008, under the name of Althea Diagnostics, Inc.

THIRD: The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation, as amended (the “Restated Charter”) as follows:

1. Section A of Article 4 of the Company’s Restated Charter shall be amended and restated to read in its entirety as follows:

“A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The total number of shares of capital stock that the corporation is authorized to issue is 31,728,835 shares. The total number of shares of Preferred Stock this corporation shall have authority to issue is 10,628,835. The total number of shares of Common Stock this corporation shall have authority to issue is 21,100,000. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

2. Section B of Article 4 of the Company’s Restated Charter shall be amended and restated to read in its entirety as follows:

“B. Preferred Stock. 3,378,835 of the shares of Preferred Stock shall be designated “Series A Preferred Stock.” 7,250,000 of the shares of Preferred Stock shall be designated “Series B Preferred Stock” and collectively with the Series A Preferred Stock, the “Series Preferred.” The powers, preferences, rights, restrictions and other matters relating to the Series Preferred are as follows:”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AltheaDx, Inc. has caused this Certificate of Amendment to be signed by its President this 25th day of June, 2013.

ALTHEADX, INC.

By:	/s/ Greg Hamilton
Name:	Greg Hamilton
Title:	President

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALTHEADX, INC.

ALTHEADX, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name of the Corporation is AltheaDx, Inc.

SECOND: The date of filing of said corporation’s original certificate of incorporation with the Delaware Secretary of State was January 30, 2008, under the name of Althea Diagnostics, Inc.

THIRD: The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation, as amended (the “Restated Charter”) as follows:

1. Section A of Article 4 of the Company’s Restated Charter shall be amended and restated to read in its entirety as follows:

“A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The total number of shares of capital stock that the corporation is authorized to issue is 32,328,835 shares. The total number of shares of Preferred Stock this corporation shall have authority to issue is 10,928,835. The total number of shares of Common Stock this corporation shall have authority to issue is 21,400,000. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

2. Section B of Article 4 of the Company’s Restated Charter shall be amended and restated to read in its entirety as follows:

“B. Preferred Stock. 3,378,835 of the shares of Preferred Stock shall be designated “Series A Preferred Stock.” 7,550,000 of the shares of Preferred Stock shall be designated “Series B Preferred Stock” and collectively with the Series A Preferred Stock, the “Series Preferred.” The powers, preferences, rights, restrictions and other matters relating to the Series Preferred are as follows:”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AltheaDx, Inc. has caused this Certificate of Amendment to be signed by its President this 28th day of March, 2014.

ALTHEADX, INC.

By:	/s/ Greg Hamilton
Name:	Greg Hamilton
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALTHEADX, INC.

ALTHEADX, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name of the Corporation is AltheaDx, Inc.

SECOND: The date of filing of said corporation’s original certificate of incorporation with the Delaware Secretary of State was January 30, 2008, under the name of Althea Diagnostics, Inc.

THIRD: The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation, as amended (the “Restated Charter”) as follows:

1. Section A of Article 4 of the Company’s Restated Charter shall be amended and restated to read in its entirety as follows:

“A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The total number of shares of capital stock that the corporation is authorized to issue is 33,058,835 shares. The total number of shares of Preferred Stock this corporation shall have authority to issue is 11,043,835. The total number of shares of Common Stock this corporation shall have authority to issue is 22,015,000. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

2. Section B of Article 4 of the Company’s Restated Charter shall be amended and restated to read in its entirety as follows:

“B. Preferred Stock. 3,378,835 of the shares of Preferred Stock shall be designated “Series A Preferred Stock.” 7,665,000 of the shares of Preferred Stock shall be designated “Series B Preferred Stock” and collectively with the Series A Preferred Stock, the “Series Preferred.” The powers, preferences, rights, restrictions and other matters relating to the Series Preferred are as follows:”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AltheaDx, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 19th day of November, 2014.

ALTHEADX, INC.

By:	/s/ Greg Hamilton
Name:	Greg Hamilton
Title:	Chief Executive Officer